                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated as of the 21st day of February 1997, by and among Rockdale National Bancshares, Inc., a Georgia corporation (the "Company"), Rockdale National Bank (Proposed), a proposed national bank to be organized under the laws of the United States (the "Bank") (the Company and the Bank are collectively referred to herein as the "Employer"), and William L. Daniel (the "Executive").

                                 WITNESSETH:

         WHEREAS, the directors of the Company, as organizers of the Bank, are seeking approval from the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC") to charter a national bank in Rockdale County, Georgia; and

         WHEREAS, Executive is willing to assist the directors of the Company in the organization of the Bank and to become the President and Chief Executive Officer of the Bank and the Company in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

         1. CONSULTING SERVICES. From January 1, 1997 through such time as the Bank opens for business, Executive shall serve as a consultant to Employer for the purpose of assisting with the organization of the Bank and the Company, and as a consultant Executive shall be deemed to be an independent contractor. Executive shall be paid $7,500 per month, payable bi-weekly, for such consulting services.

         2. EMPLOYMENT. Employer employs Executive and Executive accepts employment upon the terms and conditions set forth in this Agreement.

         3. TERM. The term of employment of Executive under this Agreement shall be the three year period commencing on the date the Bank opens for business and ending on February 21, 2000. Notwithstanding the foregoing, in the event that the term of this Agreement expires and Executive and the Employer have not entered into a successor, amended, or replacement employment agreement, Executive shall be entitled to receive a cash payment equal to fifty percent (50%) of Executive's base salary paid hereunder in the event Executive's employment is terminated for any reason other than that set forth in Section 12(a) hereunder.

         4. COMPENSATION. (a) Salary. For all services rendered by Executive, Executive shall be paid a minimum annual base salary of $100,000, payable in equal semi-monthly installments during the term of this Agreement. Salary payments shall be subject to withholding and other applicable taxes. Such base salary shall be increased in the discretion of the Board of Directors of the Bank within thirty (30) days after the end of the calendar quarter in which total deposits of the Bank equal or exceed $20 million. The Board of Directors in exercising its discretion shall consider Executive's performance in light of the specific goals and objectives for the Bank which Executive and the Board of Directors shall mutually agree upon by the end of December of each calendar for the succeeding calendar year.

          (b) Bonus. Beginning on the second anniversary of the Bank's opening for business, and in addition to Executive's base salary, Executive shall be eligible to receive such performance bonuses as determined in the discretion of the Board of Directors of the Bank, which bonuses may be in amounts up to fifty percent (50%) of Executive's base salary. The payment of any bonus pursuant to this Section 4(b) shall be contingent upon the following:

                    (i) Prior to the granting of any bonus to Executive, the Board of Directors of the Bank shall consider, and document its findings in the minutes of the meeting wherein the issue was considered, Executive's performance in light of the status of the Bank's internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and such other performance goals and objectives mutually agreed upon between Executive and such Board of Directors at the end of each calendar year pursuant to Section 4(a) hereof.

                    (ii) The overall condition of the Bank must be "satisfactory" in the opinion of the OCC as set forth in the most current OCC Report of Supervisory Activity provided to the Board of Directors of the Bank and the Uniform Financial Institution Rating of the Bank shall not be less than a "3"; and

                    (iii) The Bank shall be "adequately capitalized" as under
                          regulations promulgated by the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

         5. TITLE AND DUTIES. Executive shall serve as President and Chief Executive Officer of the Bank once the OCC has granted preliminary charter approval and a member of the Interim Board of Directors and the initial Board of Directors of the Bank. Executive shall run the day-to-day activities of the Bank and oversee the Bank, within the framework of the approved annual budget, and with a sound system of internal controls and in compliance with the policies of the Board of Directors of the Bank, and all applicable laws and regulations. Executive shall also serve as President of the Company and shall be nominated as a director of the Company for the term of this Agreement.

         6. EXTENT OF SERVICES. Executive shall devote his entire time, attention and energies to the business of Employer and shall not during the term of this Agreement be engaged in any other business activity which requires the attention or participation of Executive during normal business hours of Employer, recognition being given to the fact that Executive is expected on occasion to participate in client development after normal business hours. However, Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made. Executive shall notify Employer of any significant participation by him in any trade association or similar organization.

         7. WORKING FACILITIES. Executive shall have such assistants, perquisites, facilities and services as are suitable to his position and appropriate for the performance of his duties, including membership in one country or golf club and appropriate civic clubs (including dues, assessments and initiation fees).

         8. EXPENSES. Executive may incur reasonable expenses for promoting the business of the Bank, including expenses for entertainment, travel, and similar items. Executive will be reimbursed for all such expenses upon Executive's periodic presentation of an itemized account of such expenditures.

          9. VACATIONS. Executive shall be entitled each year to a vacation in accordance with the personnel policy established by the Bank's Board of Directors, which vacation shall be not less than fifteen (15) days, during which time Executive's compensation shall be paid in full.

         10. ADDITIONAL COMPENSATION. As additional consideration paid to Executive, Executive shall be provided with health, hospitalization, disability and term life insurance, and participation in the Bank's incentive compensation plan (in the event one is adopted by the Board of Directors of the Bank). In addition, Executive shall be paid $700 per month as an automobile allowance. The Company shall also grant to Executive options to purchase one percent (1%) of the amount of Common Stock of the Company sold in the Company's initial public offering at a purchase price of $10.00 per share pursuant to the Company's Incentive Stock Option Plan, as soon as practicable after the Bank commences business. Fifty percent (50%) of these options shall vest beginning on the date the Bank commences business; twenty-five percent (25%) shall vest on the first anniversary of the Bank's opening for business; and twenty-five percent (25%) shall vest on the Bank's second anniversary. All options shall be exercisable for a period of seven (7) years from the date of grant.

         11. CHANGE IN CONTROL OF THE COMPANY. (a) In the event of a "change in control" of the Company, as defined herein, Executive shall be entitled, for a period of thirty (30) days from the date of closing of the transaction effecting such change in control and at his election, to give written notice to Employer of termination of this Agreement and to receive a cash payment equal to one hundred percent (100%) times the compensation, including bonus, if any, received by Executive in the one-year period immediately preceding the change in control. The severance payments provided for in this Section 11(a) shall be paid in cash, commencing not later than ten (10) days after the date of notice of termination by Executive under this Section 11 or ten (10) days after the date of closing of the transaction effecting the change in control of the Company, whichever is later.

               (b) For purposes of this Section 11, "change in control" of the Company shall mean:

                    (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of the Company;

                    (ii) the sale of all or substantially all of the assets of the Company; or

                    (iii) the liquidation of the Company.

         12. TERMINATION. (a) FOR CAUSE. This Agreement may be terminated by the Board of Directors of the Bank without notice and without further obligation than for monies already paid, for any of the following reasons:



                    (i) receipt by the Bank of written notice from the OCC that the OCC has criticized Executive's performance or his area of responsibility, and has either (a) rated the Bank a "4" or a "5" under the Uniform Financial Rating System or (b) has determined that the Bank is in a "troubled condition" as defined under Section

                          914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989;

                    (ii) failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Bank;

                    (iii) gross negligence or willful misconduct of Executive
                          materially damaging to the business of the Bank during the term of this Agreement, or at any time while he was employed by the Bank prior to the term of this Agreement, if not disclosed to the Bank prior to the commencement of the term of this Agreement; or

                    (iv) conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude.

                    In the event that the Bank discharges Executive alleging "cause" under this Section 12(a) and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge without cause subject to the provisions of Section 12(b) hereof. In the event that the Bank discharges Executive alleging "cause" under this
Section 12(a), such notice of discharge shall be accompanied by a written and specific description of the circumstances alleging such "cause." The termination of Executive for "cause" shall not entitle the Bank to enforcement of the non-competition and non-solicitation covenants contained in Section 14 hereof.

              (b)   WITHOUT CAUSE.

                    (i) The Bank may, upon thirty (30) days' written notice to Executive, terminate this Agreement without cause at any time during the term of this Agreement upon the condition that Executive shall be entitled, as liquidated damages in lieu of all other claims, to the payment of his base salary for a period of six
                          (6) months and reimbursement for up to $3,000 in fees incurred in connection with outplacement counseling or services. The severance payments provided for in this Section 12(b) shall commence not later than thirty (30) days after the actual date of termination of employment of Executive. The termination of Executive "without cause" shall not entitle the Bank to enforcement of the non-competition and non-solicitation covenants contained in Section 14 hereof.

                    (ii) Executive may upon thirty (30) days' written notice to Employer terminate this Agreement without cause at any time during the term of this Agreement. In the event of termination of this Agreement by Executive, the Bank shall have no further obligation to Executive than for monies paid and the Bank shall be entitled to enforcement of the non-competition and non- solicitation covenants contained in Section 14 hereof.

                    (iii) In the event this Agreement is terminated without
                          cause, whether by Executive or by the Bank, any stock options or unexercised portion thereof, granted pursuant to this Agreement, whether or not vested on the date of termination, may be exercised by Executive within thirty (30) days from the date of termination at which time all such options shall expire.

              13. DEATH OR DISABILITY. In the event of Executive's death, Employer shall pay to Executive's designated beneficiary, or, if Executive has failed to designate a beneficiary, to his estate, an amount equal to Executive's base salary pursuant to Section 4 hereof through the end of the month in which Executive's death occurred. Such compensation shall be in lieu of any other benefits provided hereunder, except that (i) in the event of a change in control of the Company as defined herein, Executive's designated beneficiary or his estate, as the case may be, shall be entitled to the benefits of Section 11(b) hereof, and (ii) any benefit payable pursuant to Section 4 shall be prorated and made available to Executive in respect of any period prior to his death. The Bank may maintain insurance on its behalf to satisfy in whole or in part the obligations of this Section 13.

         In the event of Executive's disability, as hereinafter defined, Employer shall pay to Executive the base salary then in effect through the end of the month in which Executive became disabled. Executive shall be deemed disabled if, by reason of physical or mental impairment, he is incapable of performing his duties hereunder for a period of sixty (60) consecutive days. Any dispute regarding the existence, the extent, or the continuance of Executive's disability shall be resolved by the determination of a duly licensed and practicing physician selected by and mutually agreeable to both the Board of Directors of the Bank and Executive; provided, however, if Executive officially establishes his eligibility to receive social security disability benefits or is deemed disabled under the terms and conditions of any disability insurance policy carried on Executive by the Company or the Bank, he shall be deemed to be disabled as provided herein without further proof. Executive shall make himself available for and submit to such examinations by said physician as may be directed from time to time by the physician. Failure to submit to any such examination shall constitute a material breach of this Agreement.

         14. NON-COMPETITION AND NON-SOLICITATION. (a) Executive acknowledges that he has performed services or will perform services hereunder which directly affect Employer's business. Accordingly, the parties deem it necessary to enter into the protective agreement set forth below, the terms and condition of which have been negotiated by and between the parties hereto.

               (b) In the event of termination of employment under this Agreement by action of Executive pursuant to 11(b)(ii) prior to the expiration of the term of this Agreement, Executive agrees with Employer that through the actual date of termination of the Agreement, and for a period of twelve (12) months after such termination date, Executive shall not, without the prior written consent of Employer, within the Primary Service Area of the Bank as set forth in the Charter Application filed by the Bank with the OCC, either directly or indirectly, serve as an executive officer of any bank, bank holding company or other financial institution.

               (c) The covenants of Executive set forth in this Section 14 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce Employer to enter into this Agreement. In the event that a court of competent jurisdiction finds that Executive has violated the provisions of this Section 14, then, as partial relief to Employer, all unexercised options granted to Executive pursuant to
Section 10 hereof shall immediately become null and void. Further, each of the aforesaid covenants may be availed of or relied upon by Employer in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees) suffered by Employer arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 14 are cumulative to each other and to all other covenants of Executive in favor of Employer contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term, or condition contained in this Section 14 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 14 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 14 shall not affect the validity of any other provision in this Section 14 or elsewhere in this Agreement.

         15. NOTICES. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Executive, or to its principal office in the case of Employer.

         16. WAIVER OF BREACH. The waiver by Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

         17. ASSIGNMENT. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

         18. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

         19. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating thereto. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                             "BANK"

                                             ROCKDALE NATIONAL BANK (PROPOSED)

                                             /s/ Michael P. Jones
                                         By: /s/ Julia W. Morgan
                                             ----------------------------------




                                             "COMPANY"

                                             ROCKDALE NATIONAL BANCSHARES, INC.


                                         By: The Board of Directors


                                             /s/ R. Flynn Nance, D.V.M.
                                             -----------------------------------

                                             /s/ Hazel E. Durden
                                             -----------------------------------

                                             /s/ Arthur J. Torsiglieri, Jr.
                                             -----------------------------------

                                             /s/ John A. Fountain
                                             -----------------------------------

                                             /s/ Michael P. Jones
                                             -----------------------------------

                                             /s/ Michael R. Potts
                                             -----------------------------------

                                             /s/ C. Dean Alford
                                             -----------------------------------

                                             /s/ Julia W. Morgan
                                             -----------------------------------



                                             "EXECUTIVE"



                                             /s/ William L. Daniel        (L.S.)
                                             -----------------------------
                                             William L. Daniel